Exhibit 1A-15E

Environmental Impact & Savings CapEx Program Examples

Case Study #1 – Energy/Heat Savings & Water Conservation

•	Property in Fort Washington, Maryland

•	Analysis and due diligence during acquisition showed:

o	Potential utility cost savings by installing energy efficient double pane Argon Glass on all openings across the asset

o	Implement RUBS bill back program for gas costs starting at $35/unit

•	Approx. project time – 6 months for window and slider installation, 18 months for water efficient retrofit

Project Description	Installed new energy efficient windows and patio sliders across entire property, gradually install water efficient fixtures, showerheads, and toilets upon unit turns.
# of Units	304		Total Cost	$627,400
# of Windows	925		Total Cost/Unit	$2,064
# of Patio Sliders	302		Recapture Time	2.11 Years

Usage	2012*	2013*	2014*	2015	2016	2017 Ann.
Total Water (kGal)	20,528	19,243	20,266	17,385	13,935	12,888
YoY Increase / (Savings)	-	6.26%	5.31%	14.21%	19.84%	7.51%
Total Electricity (kWh)	205,143	177,611	206,856	210,460	209,989	207,038
YoY Increase / (Savings)	-	13.42%	16.47%	1.74%	0.22%	1.41%
Total Gas (Therms)	15,207	15,190	17,467	16,651	15,039	12,888
YoY Increase / (Savings)	-	0.12%	14.99%	4.67%	9.68%	14.30%

Utility Expense	2012	2013	2014	2015	2016	2017 Ann.
Total Water	$ 245,843.00	$ 237,567.00	$ 241,258.00	$ 212,273.00	$ 167,346.00	$ 144,913.93
Total Electricity	$ 34,770.00	$ 28,647.00	$ 34,476.00	$ 35,325.00	$ 34,350.47	$ 34,978.85
Total Gas	$ 202,764.00	$ 205,264.00	$ 232,889.00	$ 227,966.00	$ 120,183.59	$ 116,254.69
TOTAL	$ 483,377.00	$ 471,478.00	$ 508,623.00	$ 475,564.00	$ 321,880.06	$ 296,147.47
YoY Increase / (Savings)	-	2.46%	7.88%	6.50%	32.32%	7.99%

RUBS	2012	2013	2014	2015	2016	2017 Ann.
TOTAL	$ 181,706.00	$ 168,897.00	$ 199,980.00	$ 212,228.00	$ 221,633.16	$ 284,364.79
Recapture ratio	38%	36%	39%	45%	69%	99%

Prior Ownership	SRH Ownership	*Approximation based upon historical data provided by prior ownership

Case Study #2 – Water Conservation Retrofit

•	Implemented water conservation studies and programs across 10+ assets in Texas over the last 4 years

•	Sampling analysis of a previously owned asset below has shown:

o	Potential for significant usage and cost savings through the implementation of retrofitting older assets with water efficient fixtures, showerheads, and toilets

•	Approx. Cost/Unit - $200

Consumption		Cost	Recommended Benchmark		Cost	Differential		Cost Savings
Property Annual	1,654,563	$ 224,962.68	Property Annual	1,140,480	$ 123,558.55	Property Annual	514,083	$ 101,404.13
Property Monthly	14,388	$ 17,304.82	Property Monthly	7,920	$ 9,504.50	Property Monthly	6,468	$ 7,800.32
Unit Monthly	100	$ 120.17	Unit Monthly	55	$ 66.00	Unit Monthly	45	$ 54.17

Texas - 144 Units - Retrofit
Date	Consumption	# of Days	GPD	# of OU	GPD/OU	Cost
3/9/2015	1,439,500	27	53,315	115	464	$ 15,201.93
4/5/2015	1,331,200	33	40,339	120	336	$ 14,094.02
5/8/2015	1,844,600	30	61,487	118	521	$ 19,346.10
6/7/2015	1,640,000	29	56,552	117	483	$ 17,253.04
7/6/2015	1,706,600	35	48,760	120	406	$ 17,934.36
8/10/2015	1,887,200	30	62,907	125	503	$ 19,781.90
9/9/2015	2,259,900	27	83,700	124	675	$ 23,594.62
10/6/2015	1,760,700	34	51,785	118	439	$ 18,487.80
11/9/2015	2,040,600	29	70,366	114	617	$ 21,351.18
12/8/2015	1,463,000	28	52,250	121	432	$ 15,442.33
1/5/2016	1,510,300	35	43,151	101	427	$ 15,926.21
2/9/2016	1,082,600	27	40,096	98	409	$ 11,550.84
3/7/2016	1,419,600	27	52,578	104	506	$ 14,998.35

Total	21,385,800	391				$ 224,962.68
Average	1,645,062	30	55,176	115	478	$ 17,304.82
					Monthly Cost per OU	$ 150.48
					Daily Cost per OU	$ 5.00